Dean Heller
        Secretary of State
        206 North Carson Street
        Carson City, Nevada 89701-4299
        (775) 684 5708

Entity #
E0634762006-6
Document Number
20066547589-26

ARTICLES OF INCORPORATION	Date Filed
(PERSUANT TO NRS 78)	8/25/2006 4:42:35 PM
In the office of
/s/ Dean Heller
Dean Heller
Secretary of state

Important: Read attached instructions before completing form.                                    ABOVE SPACE IS FOR OFFICE USE ONLY.

1.	Name of Corporation:	Zingerang, Inc.
2.	Resident Agent Name and Street Address: (must be nevada adress where process may be served)	Registered Agent Solutions, Inc. Name 726 S Casino Center Blvd. Suite 207 Las Vegas Nevada 89101-6712 Street Address City State Zip Code Optional mailing Address City State Zip Code
3.	Shares: (number of shares corporation authorized to issue)	Number of shares with par value: 505,000,000 Par Value: $ .001 Number of shares without par value
(number of shares corporationn authorized to issue)
4.	Names &Addresses of Board of Directors/Trustees (attach additional pages oif there is more than 3 directors/trustees)	1. Derek Mcleish Name 50 Costillian Drive, Suite A________________Santa Barbara____________CA_______93117_ Street Address City State Zip Code
5.	Purpose: (Optional-see instructions)	The purpose of this Corporation shall be:
6.	Names, Address and Signature of Incorporator: (attach additional pages if there is more than 1 incorporator)	Lance A Martinez /s/ Lance A. Martinez Name 500 S Grand Ave Suite 2050 Los Angeles CA 90071 Street Address City State Zip Code
7.	Certificate of Acceptence of Appointment of Resident Agent:	I hereby accept appointment as Resident Agent for the above named corporation. CSC Services of Nevada, Inc. By: /s/ Ricardo 8/25/2006 Authorized Signature of R.A. or On Behalf of R.A Company Date

This form must be accompanied by approriate fees. See attached fee schedule.

ARTICLES OF INCORPORATION
OF
ZINGERANG, INC.

ARTICLE I

The name of the corporation is Zingerang, Inc..

ARTICLE II

The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of Nevada.

ARTICLE III

The name and address in the State of Nevada of this corporation’s initial agent for service of process is:

Registered Agent Solutions, Inc.
726 S. Casino Center, Blvd.
Suite 207
Las Vegas, Nevada 89101-6742

ARTICLE IV

The corporation is authorized to issue two classes of shares. One class of shares shall be designated as common stock, par value $.001, and the total number of common shares that the corporation is authorized to issue 500,000,000. The other class of shares shall be designated as preferred stock, par value $.001, and the total number preferred stock shall have such rights, preferences and privileges as may be determined by the corporation’s Board of Directors prior to the issuance of such shares. The preferred stock may be issued in such series as are designated by the corporation’s Board of Directors, and the Board of Directors may fix the number of authorized shares of preferred stock for each series, and the rights, preferences and privileges of each series of preferred stock.

ARTICLE V

(a) The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under Nevada law.

(b) The corporation is authorized to indemnify the directors and offices of the corporation to the fullest extent permissible under Nevada Law.

By:	/s/ Lance A. Martinez
Lance A. Martinez, Incorporator